Local Bounti Secures up to $145 Million of Additional Financing to Support Growth
Amended agreement with Cargill provides additional $110 million to fund construction at Georgia, Texas, and Washington facilities
Signs sale-leaseback transaction for $35 million

HAMILTON, MT – March 29, 2023 – Local Bounti Corporation (NYSE: LOCL, LOCL WS) (“Local Bounti” or the “Company”), a breakthrough U.S. indoor agriculture company combining the best aspects of vertical and greenhouse growing technologies, today announced that it secured a total of up to $145 million of new financing across two sources – the first through an amendment to its credit facility agreements with Cargill Financial Services International, Inc. (“Cargill”); and the second, a sale-leaseback deal with an internally managed net-lease real estate investment trust. The combined financing supports Local Bounti’s growth plans and immediate efforts to increase production to meet accelerating demand for the Company’s products.

Kathleen Valiasek, CFO of Local Bounti commented, “We are very pleased with the outcome of these transactions and the support they provide for Local Bounti’s growth ambitions. We remain laser focused on identifying opportunities where we can utilize our flexible Stack & Flow TechnologyTM to deliver improved yields to meet the robust demand for locally grown and sustainable produce that we are seeing across our industry-leading distribution footprint.”

On March 28, 2023, Local Bounti entered into an amendment to its existing credit agreements with Cargill to expand the facility from $170 million to up to $280 million per the terms and conditions of the agreement, including capital to fund construction at the Company’s facilities in Georgia, Texas, and Washington, subject to certain conditions. In consideration for the improved flexibility and the expanded size of the facility, Local Bounti issued Cargill 5-year warrants to purchase up to 69.6 million shares of common stock with a per share exercise price of $1 per share, representing more than a 100% premium to Local Bounti’s current stock price.

Local Bounti also entered into an agreement with an internally managed net-lease real estate investment trust for the sale-leaseback of its two facilities located in Carpinteria and Oxnard, California for approximately $35 million. The closing of the sale-leaseback transaction is subject to customary closing conditions and is expected in the second quarter of 2023.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its proprietary Stack & Flow Technology™ – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing over 10,000 retail doors with its two brands: Local Bounti® and Pete's®. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'bring our farm to your kitchen in the fewest food miles possible,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," expect," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: statements regarding the Company's ability to access additional capital when needed and on terms acceptable to the Company, and entering into potential sale-leaseback transactions. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; Local Bounti's ability to effectively integrate the acquired operations of Pete's into its existing operations; the ability of Local Bounti to retain and hire key personnel; the uncertainty of projected financial information; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the recent acquisition of Pete's or as the result of the incurrence of additional future indebtedness; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; and unknown liabilities that may be assumed in the transaction; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's CEA facilities; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022, as supplemented by subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Kathleen Valiasek, Chief Financial Officer
Local Bounti
investors@localbounti.com